Registration No.: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

Form S-8
Registration Statement Under The Securities Act of 1933
________________

Sanofi-Aventis
(Exact name of Registrant as Specified in its Charter)

Republic of France	133529324
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

174 avenue de France
75013 Paris, France
(Address of Principal Executive
Offices and Zip Code)

Sanofi-Aventis Stock Option Plan 2005
(Full Title of Plan)
________________

Joseph Haggerty
Vice President and General Counsel
Aventis Pharmaceuticals
300 Somerset Corporate Boulevard
Bridgewater, New Jersey 08807
(Name and Address of Agent for Service)
(908) 243-6000
(Telephone Number, Including Area Code, of Agent for Service)
________________

Copies to:
Jean-Pierre Kerjouan		Arthur Kohn, Esq.
Senior Vice President and Advisor to the President		Cleary Gottlieb Steen & Hamilton LLP
Sanofi-Aventis		One Liberty Plaza
174 avenue de France		New York, NY 10006
75013 Paris, France

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum	Amount
Title of Each Class of	Amount to	Offering	Aggregate	of
Securities to Be	be	Price	Offering	Registration
Registered	Registered (1)	Per Share (2)	Price(3)	Fee (4)

Sanofi-Aventis Ordinary Shares, nominal value €2	4,600,000	$86.32	$397,109,296.80	$46,739.76

________________________
(1)	Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Sanofi-Aventis Stock Option Plan 2005 as a result of stock splits, stock dividends or similar adjustments of the outstanding Ordinary Shares of Sanofi-Aventis (the “Registrant”).

(2)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, on the basis of the exercise price of the outstanding options issuable upon exercise pursuant to this plan based upon the price in euros at which these options can be exercised (€70.38 each) and converted into U.S. dollars on the basis of an exchange rate of 1 euro = $1.2266, which was the Federal Reserve Bank of New York noon buying rate on June 2, 2005.

(3)	Calculated as the product of (x) the number of Sanofi-Aventis ordinary shares to be registered and (y) the exercise price of the related options.

(4)	Calculated as the product of (x) 0.0001177 and (y) the Proposed Maximum Aggregate Offering Price.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information

Omitted pursuant to the instructions and provisions of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information

Omitted pursuant to the instructions and provisions of Form S-8.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

                   This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

                   (a) The Annual Report on Form 20-F of the Registrant for the year ended December 31, 2004 (the “Form 20-F”) (Commission file No. 001-31368);

                   (b) The Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on the following dates: January 6, 2005; January 18, 2005; January 20, 2005; January 26, 2005; February 24, 2005; March 1, 2005; March 3, 2005; March 14, 2005; March 23, 2005; March 31, 2005; April 4, 2005; April 8, 2005; April 21, 2005; May 10, 2005; May 13, 2005; May 17, 2005; May 18, 2005; and June 1, 2005;

                   (c) The description of the Registrant’s ordinary shares, nominal value €2 per share, set forth under the captions “A. Share Capital” and “B. Memorandum and Articles of Association” in Item 10 of the Registrant’s Registration Statement on Form 20-F (Commission file No. 001-31368), filed with the Commission on April 11, 2005 and the updated descriptions of the Registrant’s American depositary shares contained in the Post-Effective Amendment No. 3 to the Registration Statement on Form F-4 (Registration No. 333-112314) (the “Form F-4”) filed by the Registrant with the Commission on November 9, 2004, under the caption “Description of Sanofi-Aventis American Depositary Shares”, including any amendment or report filed for the purpose of updating such description; and

                   (d) All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such document incorporated by reference. Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements.

Item 4.       Description of Securities

                   The information required by Item 4 is not applicable to this Registration Statement because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.       Interests of named Experts and Counsel

                   The information required by Item 5 is not applicable to this Registration Statement.

Item 6.       Indemnification of Directors and Officers

                   The French Commercial Code prohibits provisions of statuts that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

                   Under French law a company may purchase directors and officers’ insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. Sanofi-Aventis has purchased insurance for all of its directors.

Item 7.       Exemption from Registration Claimed

                   The information required by Item 7 is not applicable to this Registration Statement.

Item 8.     Exhibits

4.1	Bylaws (statuts) of Sanofi-Aventis (incorporated herein by reference to Exhibit 1.1 of the Annual Report on Form 20-F of the Registrant for the year ended December 31, 2004 (the “Form 20-F”) (Commission file No. 001-31368) as filed by the Registrant with the Commission on April 11, 2005)

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and The Bank of New York, as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-116262) relating to American Depositary Shares, filed with the Commission on June 8, 2004)

4.3	Resolution Number 14 of the General Meeting of the Shareholders of sanofi-aventis held on May 31, 2005 (English translation)

4.4	Rules and Regulations of Sanofi-Aventis Stock Option Plan 2005

5	Opinion of Patricia Kodyra regarding the validity of the Registrant’s ordinary shares being registered

23.1	Consent of PricewaterhouseCoopers Audit

23.2	Consent of Ernst & Young Audit

23.3	Consent of Patricia Kodyra (included in Exhibit 5 above)

Item 9.      Undertakings

                   The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

                   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be the initial bona fide offering thereof.

                   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on June 3, 2005.

SANOFI-AVENTIS
By:	\s\ Jean-François Dehecq

Name:	Jean-François Dehecq
Title:	Chairman & Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

\s\ Jean-François Dehecq	Chairman, Chief Executive Officer and Director (Principal Executive Officer)
June 3, 2005
Jean-François Dehecq

\s\ Jean-Claude Leroy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
June 3, 2005
Jean-Claude Leroy

\s\ Jean-Luc Renard	Vice President Corporate Accounting and Tax (Principal Accounting Officer)
June 3, 2005
Jean-Luc Renard

\s\ René Barbier de la Serre	Director
June 3, 2005
René Barbier de la Serre

\s\ Jean-Marc Bruel	Director
June 3, 2005
Jean-Marc Bruel

\s\ Robert Castaigne	Director
June 3, 2005
Robert Castaigne

\s\ Thierry Desmarest	Director
June 3, 2005
Thierry Desmarest

\s\ Jürgen Dormann	Director
June 3, 2005
Jürgen Dormann

Director
Lord Douro

Signature	Title	Date

\s\ Jean-René Fourtou
	Director	June 3, 2005
Jean-René Fourtou

Director
Serge Kampf

\s\ Igor Landau
	Director	June 3, 2005
Igor Landau

\s\ Hubert Markl
	Director	June 3, 2005
Hubert Markl

\s\ Christian Mulliez
	Director	June 3, 2005
Christian Mulliez

Director
Lindsay Owen-Jones

\s\ Klaus Pohle
	Director	June 3, 2005
Klaus Pohle

\s\ Hermann Scholl
	Director	June 3, 2005
Hermann Scholl

\s\ Gérard Van Kemmel
	Director	June 3, 2005
Gérard Van Kemmel

\s\ Bruno Weymuller
	Director	June 3, 2005
Bruno Weymuller

\s\ Joseph Haggerty	Authorized Representative in the United States of America
June 3, 2005
Joseph Haggerty

EXHIBIT INDEX

4.1	Bylaws (statuts) of Sanofi-Aventis (incorporated herein by reference to Exhibit 1.1 of the Annual Report on Form 20-F of the Registrant for the year ended December 31, 2004 (the “Form 20-F”) (Commission file No. 001-31368) as filed by the Registrant with the Commission on April 11, 2005)

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and The Bank of New York, as depositary (incorporated herein by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-116262) relating to American Depositary Shares, filed with the Commission on June 8, 2004)

4.3	Resolution Number 14 of the General Meeting of the Shareholders of sanofi-aventis held on May 31, 2005 (English translation)

4.4	Rules and Regulations of Sanofi-Aventis Stock Option Plan 2005

5	Opinion of Patricia Kodyra regarding the validity of the Registrant’s ordinary shares being registered

23.1	Consent of PricewaterhouseCoopers Audit

23.2	Consent of Ernst & Young Audit

23.3	Consent of Patricia Kodyra (included in Exhibit 5 above)